UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2021

LIFE ON EARTH, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55464 (Commission File Number)	46-2552550 (I.R.S. Employer Identification No.)

1345 6th Ave. 2nd Floor New York, NY 10105
(Address of principal executive offices)

(646) 844-9897
(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 17, 2021, we entered into Stock Purchase Agreement (the “Agreement”) with CareClix Holdings, Inc., a Florida corporation (“CareClix”). Under the Agreement, we will acquire 100% ownership of the operating subsidiaries of CareClix, which in include CareClix, Inc., a Virginia corporation, CareClix Services, Inc., a Florida corporation, My CareClix, Inc., a Florida corporation, and CareClix RPM, Inc., a Florida corporation (collectively, the “CareClix Group”). In exchange for ownership of the CareClix Group, we will issue the following securities, to be issued pro rata to the common shareholders of CareClix:

50,000,000 shares of our common stock; and Shares of a new class of preferred stock to be designated as Series E Preferred Stock. The shares of Series E Preferred stock to be designated and issued to the shareholders of CareClix shall be up to approximately 2,100,000 Preferred Shares with a convertibility ratio, under the current share structure, of 100 to 1 into our shares of common stock.

In addition, the Agreement calls for us to issue up to 4,000,000 shares of our Series A Preferred Stock, over a period of time, to Mr. Charles Scott, the Chairman and majority shareholder of CareClix, with 2,500,000 shares to be issued at closing, 600,000 shares to be issued 45 days after closing, and 900,000 shares to be issued 90 days after closing. Shares of our Series A Preferred Stock, which are not convertible and do not receive dividends, are entitled to cast 50 votes per share on all matters submitted to the vote or consent of our shareholders. Upon the closing of the Agreement, the shareholders of CareClix will hold approximately seventy percent of our issued and outstanding common equity on a fully diluted basis,and will hold the majority of our total shareholder voting power.

The closing of the Agreement is subject to numerous conditions, including the effectiveness of a registration statement on Form S-4 to be filed registering the issuance of our shares of common stock and shares of Series E Preferred Stock to the common shareholders of CareClix, approval of the Agreement by a majority of the shareholders of CareClix, and preparation and delivery of audited financial statements for the CareClix Group.

Upon closing of the Agreement, we intend to continue pursuing the business of the CareClix Group. CareClix is a leading virtual telehealth platform. The company provides software applications coupled with medical services enabling patients to receive care anytime at anyplace. More than 20 million individuals in the U.S. in over 60 countries are currently utilizing CareClix's services. CareClix’s website is: www.careclix.com.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure

On December 23, 2021, we released the press release furnished herewith as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item. 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Stock Purchase Agreement
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 23, 2021	LIFE ON EARTH, INC.

	By:	/s/ Mahmood Khan
	Name:	Mahmood Khan
	Title:	Chief Executive Officer